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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING
                                  (Check One):

     [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K
     [ ] Form 10-Q    [ ] Form N-SAR

     For Period Ended:      December 31, 1995
                       ----------------------------------
     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR
     For the Transition Period Ended:
                                      -------------------

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     Read Attached Instruction Sheet Before Preparing Form.
Please Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the notification relates:
     ----------------------------------------------------
     ----------------------------------------------------

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Part I - Registrant Information
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     Full Name of Registrant      Presidio Oil Company
                               --------------------------

     Former Name if Applicable
                               --------------------------

     Address of Principal Executive Office (Street and Number)

     5613 DTC Parkway, Suite 750, Englewood, Colorado
     80111-3065
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     City, State and Zip Code
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Part II - Rules 12b-25 (b) and (c)
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     If the subject report could not be filed without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

     (a)  The reasons described in reasonable detail in Part
III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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     State below in reasonable detail the reasons why Form 10-
K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.
                                (Attach Extra Sheets if Needed)
           (See attached)

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Part IV - Other Information
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     (1)  Name and telephone number of person to contact in
regard to this notification

     Charles E. Brammeier          (303) 773-0100
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     (Name)               (Area Code) (Telephone Number)

     (2)  Have all other periodic reports required under
section 13 or 15(d) of the Securities Exchange Act of 1934 or
section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                             [X] Yes     [ ] No
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     (3)  Is it anticipated that any significant change in
results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                             [ ] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Presidio Oil Company
     ----------------------------------------------------
         (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date   March 29, 1996   By  /s/ Charles E. Brammeier
           ----------------      ------------------------
                                 Charles E. Brammeier
                                 Controller

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed and printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                  ATTENTION
     Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).
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                           Attachment to Form 12b-25



Part III - Narrative

     State below in reasonable detail the reasons why Form 10-K could not be filed within the prescribed time period.

     As a result of unforeseen delays in connection with the preparation of the Registrant's financial statements, the Registrant is unable to file its Annual Report on Form 10-K within the prescribed time period. The Registrant cannot eliminate the reasons for its inability to file the foregoing Report without unreasonable effort and/or expense. The foregoing Report will be filed no later than the fifteenth calendar day following the prescribed due date for the Report.

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